Exhibit 99.1

PENN TREATY AMERICAN ANNOUNCES THIRD QUARTER RESULTS; PROVIDES EARNINGS GUIDANCE

November 11, 2003 — Allentown, PA – Penn Treaty American Corporation (PTA-NYSE) today announced its third quarter, 2003 financial results and provided profitable future earnings guidance for the years 2004 and 2005.

Third Quarter and Year to Date Results

The Company recorded a net loss of $25.4 million or $1.20 per share for the third quarter of 2003, which includes a $22.8 million after-tax loss, or $1.08 per share, from its notional experience account.  In accordance with GAAP, basic and diluted earnings per share are both calculated utilizing 21.1 million shares, because the Company has a net loss for the third quarter, which causes the convertible securities and options to be anti-dilutive.  The Company recorded premium revenue of $81.5 million, including $2.1 million of first year premium.

The Company’s results for the third quarter of 2003 were otherwise in line with its expectations, with the exception of the following pre-tax items that contributed $.15 to the net loss per share.

1)              The Company experienced significant improvement in the persistency of its in-force policies during the third quarter, which increased its annualized persistency rate to 91% compared to its expectation of 86%.  This level of policy persistency is uncommon for the Company and resulted in the retention of approximately $2.2 million in policy benefit reserves in support of future obligations.  If this level of persistency is sustained, the Company expects that future premium collection will also be greater than anticipated.

2)              Delays in certain state insurance department approvals of filed premium rate increases anticipated during the third quarter negatively impacted the 2003 quarterly results by approximately $2.5 million.  However, the Company has subsequently received approvals for these premium rate increases, which are in line with its expectations.

The Company continued the streamlining of its operations and, as a result, recorded immaterial severance amounts due to the elimination of certain staff functions.  The Company anticipates annual savings of approximately $650,000 from these eliminations.

For the nine months ended September 30, 2003, the Company recorded net income of $772,000, including an after-tax gain on its notional experience account of $5.8 million.  As a result, book value was $7.40 per share and fully converted book value (as measured following the anticipated future conversion of the Company’s outstanding convertible debt) was $3.36 at September 30, 2003.  A reconciliation of book value to fully converted book value is as follows:

(amounts in thousands, except per share amounts)
Shareholders’ equity, as reported	$159,806
Convertible debt, gross of discount	94,997
Preferred interest on early conversion	2,305
Unamortized deferred offering costs	(1,820)
Shareholders’ equity, fully converted	$255,288
Outstanding shares, as reported	21,596
Shares issuable upon conversion of debt	54,284
Outstanding shares, fully converted	75,880
Book value per share, as reported	$7.40
Book value per share, fully converted	$3.36

During the nine month period ended September 30, 2003, the Company recorded premium revenue of $243.8 million, including $5.3 million of first year premium.  The Company’s earnings for the nine month period of 2003 reflect prior quarterly expenses for severance and amounts related to the development of the Company’s new marketing infrastructure and other new business start-up costs incurred prior to the third quarter, in addition to the third quarter items listed above.

During 2003, the Company has continued to monitor the development of its reserves for claims incurred in prior periods.  Following its continuance study completed in the third quarter of 2002, the Company has remained confident with its employed reserving methodology.  To date, retrospective testing of the development of these claims has closely matched the Company’s expectations.

William W. Hunt, President and C.E.O., stated, “I am very pleased with the position and execution of Penn Treaty’s business model at this time.  During the third quarter, sales of new products, on an annualized premium basis, were 23% greater than in the second quarter, at $4 million.  Our claims experience is right in line with our expectations and our risk based capital ratios remain very strong.  Our analytic capabilities with respect to this business have been greatly enhanced.  Today, we are better able to focus upon the intricacies of our value drivers, to assess causes of volatility, and to develop appropriate remedies when warranted.  The opportunities for future profitable growth and the prudent management of our in-force business remain very strong. “

Earnings Guidance

For 2004, the Company is projecting after-tax fully diluted operating earnings per share of 20 to 24 cents per share or five to six cents per quarter.  The Company is projecting 2005 operating earnings per share of 30 to 34 cents.   The 2004 guidance anticipates new policy sales of $30 million or an increase of approximately 100% over projected 2003 levels.  The 2005 guidance anticipates additional growth of 50% to $45 million in new policy sales.

The Company is continuing to work closely with regulators in a number of states, in an effort to recommence sales in those states.  At present, the Company is approved to sell new policies in 36 states.  The Company is in process of completing its requirements to recommence sales in California, which include the finalization of a second actuarial review and approval of its new policy forms.  While the Company remains hopeful that these requirements can be fulfilled by December 31, 2003, it believes that recommencement of sales in the first quarter of 2004 is a reasonable expectation.  In addition, the Company expects to recommence sales in several of the other states in the near future as a result of its intended completion of requirements established by those state insurance departments.

The Company will host an investor conference call at 2:00 PM, EST, Tuesday, November 11 to discuss its third quarter release and earnings guidance.  Investors and analysts should call 1.888.273.9889 in order to participate.  A replay of the call will be available until November 16, 2003 by calling 800.475.6701, with access code 705881.

Certain statements made by the Company in this press release may be considered forward looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of its operations will not differ materially from its expectations.  An investment in the Company’s securities includes certain risks, which may be specific to the Company or to the long-term care insurance industry.  Factors which could cause actual results to differ from expectations include, among others, the Company’s ability to comply with the Corrective Action Plan, the Florida Consent Order, the orders or directives of other states in which the Company does business or any special provisions imposed by states in connection with the resumption of writing new business, its ability to commute its reinsurance agreement and to recapture its reinsured policies and the accumulated notional experience account balance, whether its Corrective Action Plan will be accepted and approved by all states, its ability to meet its future risk-based capital goals, the adverse financial impact of suspending new business sales, its ability to raise adequate capital to meet regulatory requirements and to support anticipated growth, its ability to refinance, convert or repay its outstanding debt and associated interest requirements, the cost associated with recommencing new business sales, liquidity needs and debt obligations, the adequacy of its loss reserves and the recoverability of its DAC asset, its ability to sell insurance products in certain states, including California, its ability to resume generating new business in all states, its ability to comply with government regulations and the requirements which may be imposed by state regulators as a result of its capital and surplus levels, the ability of senior citizens to purchase its products in light of the increasing costs of health care, its ability to defend itself against adverse litigation, and its ability to recapture, expand and retain its network of productive independent agents, especially in light of the suspension of new business.

PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(amounts in thousands, except per share data)

	September 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Investments:
Bonds, available for sale at market (cost of $55,452 and $26,775, respectively) (1)	$57,036	$28,454
Policy loans	306	238
Total investments	57,342	28,692
Cash and cash equivalents (1)	13,688	29,206
Property and equipment, at cost, less accumulated depreciation of $9,214 and $7,925, respectively	15,658	13,611
Unamortized deferred policy acquisition costs	162,293	171,357
Receivables from agents, less allowance for uncollectible amounts of $395 and $119, respectively	1,482	1,654
Accrued investment income	778	414
Goodwill	20,360	20,360
Receivable from reinsurers	25,613	26,218
Corporate owned life insurance	59,313	57,773
Experience account due from reinsurer	777,674	708,982
Other assets	20,200	21,933
Total assets	$1,154,401	$1,080,200
LIABILITIES
Policy reserves:
Accident and health	$493,495	$464,318
Life	12,881	12,553
Claim reserves	346,472	329,944
Accounts payable and other liabilities	21,784	18,859
Long-term debt, less discount of $1,791 and $0, respectively	94,623	76,245
Preferred interest on early conversion	2,305	—
Deferred income taxes	23,035	23,101
Total liabilities	994,595	925,020
Commitments and contingencies	—	—
SHAREHOLDERS’ EQUITY
Preferred stock, par value $1.00; 5,000 shares authorized, none outstanding	—	—
Common stock, par value $.10; 150,000 and 40,000 shares authorized, respectively; 22,511 and 20,340 shares issued, respectively	2,251	2,034
Additional paid-in capital	100,755	97,058
Accumulated other comprehensive income	1,029	1,090
Retained earnings	62,476	61,703
	166,511	161,885
Less 915 common shares held in treasury, at cost	(6,705)	(6,705)
	159,806	155,180
Total liabilities and shareholders’ equity	$1,154,401	$1,080,200

(1)                                  Cash and investments of $26,690 and $22,022, respectively, are restricted as to use.

PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

(unaudited)

(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Premium revenue	$81,471	$83,635	$243,756	$251,777
Net investment income	11,144	10,122	32,064	29,829
Net realized capital gains	16	85	265	14,649
Market (loss) gain on notional experience account	(34,540)	62,747	8,726	56,745
Change in preferred interest on early conversion liability	(354)	—	(267)	—
Other income	1,719	4,361	6,162	9,523
	59,456	160,950	290,706	362,523
Benefits and expenses:
Benefits to policyholders	63,763	164,170	188,803	306,872
Commissions	10,234	11,527	31,198	36,034
Net policy acquisition costs amortized	3,870	3,403	9,065	7,854
General and administrative expense	14,118	13,344	44,222	34,929
Expense and risk charges on reinsurance	2,768	3,577	8,305	10,731
Excise tax expense	961	812	2,136	2,185
Interest expense	2,225	1,195	5,807	3,585
	97,939	198,028	289,536	402,190
(Loss) income before federal income taxes and cumulative effect of change in accounting principle	(38,483)	(37,078)	1,170	(39,667)
Federal income tax (benefit) provision	(13,085)	(12,607)	398	(13,487)
Net (loss) income before cumulative effect of change in accounting principle	(25,398)	(24,471)	772	(26,180)
Cumulative effect of change in accounting principle	—	—	—	(5,151)
Net (loss) income	(25,398)	(24,471)	772	(31,331)
Other comprehensive (loss) income:
Unrealized holding (loss) gain arising during period	(853)	890	170	347
Income tax benefit (provision) from unrealized holdings	298	(302)	(58)	(118)
Reclassification of gains included in net (loss) income	(16)	(85)	(265)	(14,649)
Income tax provision from reclassification adjustment	5	28	92	4,981
Comprehensive (loss) income	$(25,964)	$(23,940)	$711	$(40,770)

Basic earnings per share from net (loss) income before cumulative effect of change in accounting principle	$(1.20)	$(1.26)	$0.04	$(1.36)
Basic earnings per share from net (loss) income	$(1.20)	$(1.26)	$0.04	$(1.63)

Diluted earnings per share from net (loss) income before cumulative effect of change in accounting principle*	$(1.20)	$(1.26)	$0.04	$(1.36)
Diluted earnings per share from net (loss) income*	$(1.20)	$(1.26)	$0.04	$(1.63)

Weighted average number of shares outstanding	21,099	19,376	20,026	19,194
Weighted average number of shares and share equivalents	21,099	19,376	20,026	19,194

*                                         Basic and diluted earnings per share are the same because all securities are anti-dilutive for the periods presented.